EXHIBIT 12









                              CHEMED CORPORATION


              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                         (IN THOUSANDS, EXCEPT RATIOS)


                                                       For the Years Ended December 31,
                                           ----------------------------------------------------        For the Three Months Ended
                                                                                             2003               March 31, 2004
                                                                                   ----------------------- -------------------------
                                            1999     2000      2001       2002     Historical Pro Forma(a) Historical   Pro Forma(a)
                                           -------  ------- ---------   --------   ---------- ------------ ----------   ------------
Earnings
  Income/(loss) from continuing operations $26,150  $29,986 $(15,727)   $ (2,403)  $      328 $      2,139 $   (3,502)  $  (2,631)
    before income taxes
  Fixed charges                             10,603   10,869    8,463       5,619        4,799       27,999      3,523       7,400
  Amortization of deferred financing costs       -        -        -           -            -        2,980        218         461
  Capitalized interest                        (927)    (500)       -           -            -            -          -           -
                                           -------  ------- ---------   --------   ---------- ------------- ----------  ------------
    Earnings                               $35,826  $40,355 $ (7,264)    $ 3,216   $    5,127 $     33,118 $      239  $    5,230
                                           =======  ======= =========   ========   ========== ============ ===========  ============
Fixed Charges:
  Interest expense                          $7,680   $8,408   $6,536      $4,007   $    3,211 $     26,317 $    2,905   $   6,307
  Amortization of deferred financing costs       -        -        -           -            -       (2,900)      (218)       (461)
  Interest component of rent expense         1,996    1,961    1,927       1,612        1,588        4,662        836       1,554
  Capitalized interest                         927      500        -           -            -           -           -           -
                                           -------  ------- ---------   --------   ---------- ------------ ----------   ------------
    Fixed charges                          $10,603  $10,869  $ 8,463     $ 5,619   $    4,799 $     27,999 $    3,523   $   7,400
                                           =======  ======= =========   ========   ========== ============ ===========  ============
Ratio of Earnings to Fixed Charges            3.4x     3.7x        - (b)    0.6x(b)      1.1x         1.2x       0.1x(b)     0.7x(b)
                                           =======  ======= =========   ========   ========== ============ ===========  ============

__________________

(a)  Pro forma amounts assume the acquisition of Vitas and the related financing were completed on January 1 of the respective periods.

(b)  In the years ended December 13, 2001 and 2002, and the three months ended March 31, 2004 (historical and pro forma), our earnings were insufficient to cover fixed charges by $15,727, $2,403, $3,284 and $2,170, respectively.

